Exhibit 99.1

FTD Companies, Inc. Announces Fourth Quarter and Full Year 2015 Financial Results

Company Reports 2015 Consolidated Revenues of $1.22 Billion

Company Reports 2015 Net Cash Provided by Operating Activities of $82.3 Million and 2015 Free Cash Flow of $78.3 Million

Board Authorizes New Two-Year $60 Million Share Repurchase Program; Company Completes $50 Million Share Repurchase Program in 2015

Company Provides 2016 Annual Guidance

DOWNERS GROVE, Ill. — March 10, 2016 — FTD Companies, Inc. (Nasdaq: FTD) (“FTD” or the “Company”), a premier floral and gifting company, today announced financial results for the fourth quarter and full year ended December 31, 2015.

“We are pleased with our strong 2015 financial results, particularly given a challenging consumer environment,” stated FTD President and Chief Executive Officer, Robert Apatoff. “2015 was a transformational year for FTD Companies as we expanded our portfolio of well-known brands with the addition of Provide Commerce. During the year, our team made significant progress on our integration efforts and strategic initiatives and we believe we have created a strong foundation for future success. The non-cash impairment charge we took in the fourth quarter does not impact our belief in the strategic importance of the acquisition of Provide and the additional floral and gifting opportunities we now have with the Provide brands in our portfolio.”

Fourth Quarter Results

Consolidated revenues were $297.7 million for the fourth quarter of 2015, compared to $157.5 million for the fourth quarter of 2014. The increase in consolidated revenues was largely due to the addition of the Provide Commerce segment, which the Company acquired on December 31, 2014. The increase in the 2015 fourth quarter compared to the prior year period was also attributable to an increase in revenues in the Florist and International segments, excluding fluctuations in foreign currency, partially offset by a decrease in Consumer segment revenues compared to the prior year. Changes in foreign currency exchange rates negatively impacted 2015 fourth quarter revenues by $1.9 million.

An $85.0 million goodwill impairment charge in the fourth quarter of 2015 related to the Provide Commerce segment led to a consolidated net loss of $82.2 million for the period, compared to net income of $3.9 million for the fourth quarter of 2014. Adjusted Net Income for the fourth quarter of 2015 was $15.6 million, compared to $10.4 million for the same period of the prior year. The increase in Adjusted Net Income in the 2015 period was largely due to the addition of the Provide Commerce segment. Adjusted Net Income excludes the after-tax impact of stock-based compensation, amortization, transaction-related costs, litigation and dispute settlement charges and gains, restructuring and other exit costs, losses on extinguishment of debt, and impairment of goodwill and intangible assets.

Adjusted EBITDA was $31.7 million, or 10.6% of consolidated revenues, for the fourth quarter of 2015, compared to $19.0 million, or 12.1% of consolidated revenues, for the fourth quarter of 2014. Adjusted EBITDA for the fourth quarter of 2015 includes a contribution of $12.5 million from the Provide Commerce segment. Note that as a result of the Company’s increased size after the acquisition of Provide Commerce, certain incremental corporate costs such as audit fees, insurance and board fees are being incurred in 2015 and are not allocated to the segments. Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measures. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.

Full Year Results

Consolidated revenues were $1.22 billion for the year ended December 31, 2015, compared to $640.5 million for the prior year. The increase in consolidated revenues was largely due to the addition of the Provide Commerce segment, as well as an increase in revenues in each of the Consumer, Florist and International segments, excluding fluctuations in foreign currency. Changes in foreign currency exchange rates negatively impacted revenues by $13.2 million in 2015.

The $85.0 million goodwill impairment charge referred to above led to a consolidated net loss of $78.8 million for the year ended December 31, 2015, compared to net income of $22.8 million for the prior year. Adjusted Net Income was $60.3 million for the year ended December 31, 2015, compared to $46.8 million for the prior year. This increase in Adjusted Net Income was largely due to the addition of the Provide Commerce segment.

Adjusted EBITDA was $124.9 million, or 10.2% of consolidated revenues, for year ended December 31, 2015, compared to $82.3 million, or 12.9% of consolidated revenues, for the prior year. Adjusted EBITDA for 2015 includes a contribution of $41.8 million from the Provide Commerce segment. As previously disclosed, the Company recognized $4.1 million of revenues and operating income in the Consumer segment for gift card and voucher breakage due to the determination that there is no longer a requirement to remit to relevant jurisdictions certain unredeemed values under applicable unclaimed property laws.

Segment Results

As a result of the acquisition of Provide Commerce, the Company’s operating and reportable segments changed to include a fourth segment, Provide Commerce. Accordingly, the Company’s reportable segments now consist of Consumer, Florist, International, and Provide Commerce. The Provide Commerce results of operations for the quarter and year ended December 31, 2014 set forth below were derived from the pre-acquisition results of operations of Provide Commerce, as the Company’s acquisition of Provide Commerce was not completed until December 31, 2014. These pre-acquisition results of operations for Provide Commerce have been included for informational purposes only and do not purport to be indicative of the results of future operations of the Provide Commerce segment or the results that would have actually been attained had the acquisition been completed on or prior to January 1, 2014.

Consumer Segment: Consumer segment revenues for the fourth quarter of 2015 decreased 4.8% to $76.3 million, compared to $80.2 million in the fourth quarter of 2014. This decline was primarily due to a 6.7% decrease in consumer orders, partially offset by a $1.36, or 2.0%, increase in average order value to $70.91. Consumer segment operating income was $9.0 million, or 11.8% of segment revenues, in the fourth quarter of 2015, compared to $7.7 million, or 9.7% of segment revenues, in the prior year quarter.

Consumer segment revenues for the year ended December 31, 2015 increased 1.0% to $321.6 million, compared to $318.6 million in the prior year. This increase was driven by a $1.58, or 2.3%, increase in average order value to $70.88, partially offset by a 2.4% decrease in consumer orders. Consumer segment operating income was $37.0 million, or 11.5% of segment revenues, for the year ended December 31, 2015, compared to $31.5 million, or 9.9% of segment revenues, in the prior year. Excluding the third quarter breakage adjustment of $4.1 million, consumer segment operating income was $32.9 million, or 10.4% of segment revenues, for the year ended December 31, 2015.

Florist Segment: Florist segment revenues for the fourth quarter of 2015 increased 3.6% to $39.9 million, compared to $38.5 million in the fourth quarter of 2014. This increase was due to higher product revenues of $0.7 million and higher services revenues of $0.7 million. Florist segment operating income was $10.8 million, compared to $11.2 million in the fourth quarter of 2014. Florist segment operating income was 27.2% of segment revenues in the fourth quarter of 2015, compared to 29.0% in the fourth quarter of 2014. Average revenues per member increased 9.6% to $3,348 for the fourth quarter of 2015, compared to $3,055 in the prior year quarter.

Florist segment revenues for the year ended December 31, 2015 increased 2.0% to $165.8 million, compared to $162.6 million in the prior year. This increase was due to higher product revenues of $3.2 million. Florist segment operating income was $47.2 million, or 28.4% of segment revenues, for the year ended December 31, 2015, compared to $47.1 million, or 29.0% of segment revenues, in the prior year. Average revenues per member increased 7.9% to $13,493 for the year ended December 31, 2015, compared to $12,504 in the prior year.

International Segment: International segment revenues for the fourth quarter of 2015 were $43.4 million, compared to $43.6 million in the fourth quarter of 2014. On a constant currency basis, International segment revenues increased 4.0%, or $1.8 million, driven by a 2.4% increase in average order value to $50.04 and a 1.3% increase in consumer orders. International segment operating income was $4.4 million, or 10.1% of segment revenues, for the fourth quarter of 2015, compared to $4.5 million, or 10.3% of segment revenues, in the prior year quarter. On a constant currency basis, International segment operating income increased $0.1 million, or 2.3%, for the fourth quarter compared to the prior year period.

International segment revenues for the year ended December 31, 2015 were $168.1 million, compared to $177.8 million in the prior year. On a constant currency basis, International segment revenues increased 2.0%, or $3.6 million, driven by a 1.8% increase in average order value to $51.39 and an increase in revenues from Interflora’s florist business, partially offset by a 0.9% decline in consumer orders. International segment operating income was $19.7 million, or 11.7% of segment revenues, for the year ended December 31, 2015, compared to $19.8 million, or 11.1% of segment revenues, in the prior year period. On a constant currency basis, International segment operating income increased $1.5 million, or 7.4%, for 2015 compared to the prior year.

Provide Commerce Segment: Provide Commerce segment revenues for the fourth quarter of 2015 decreased 3.0% to $143.1 million, compared to $147.5 million in the fourth quarter of 2014, primarily driven by a 1.1% decrease in consumer orders and a decrease of $0.35, or 0.9%, in average order value to $37.60. The decline in revenues was driven by a 12.4% decline in the ProFlowers business. Revenues in the Personal Creations business grew 12.4% period over period and revenues in the Gourmet Foods business were consistent with the prior year quarter. Provide Commerce segment operating income was $12.5 million, or 8.7% of segment revenues, in the fourth quarter of 2015, more than doubling segment operating income of $5.2 million, which was 3.5% of segment revenues, in the prior year quarter.

Provide Commerce segment revenues for the year ended December 31, 2015 decreased 7.2% to $583.3 million, compared to $628.5 million in the prior year, primarily driven by a 7.5% decrease in consumer orders that was partially offset by a $0.30, or 0.7%, increase in average order value to $46.02. The decline in revenues was driven by a 12.8% decline in the ProFlowers business. Revenues in the Personal Creations business grew 9.8% compared to the prior year and revenues in the Gourmet Foods business were consistent with the prior year. Provide Commerce segment operating income was $41.8 million, or 7.2% of segment revenues, for the year ended December 31, 2015, representing growth of 112.8% from segment operating income of $19.6 million, or 3.1% of segment revenues, in the prior year.

Balance Sheet and Cash Flow Highlights

Net cash provided by operating activities was $82.3 million for the year ended December 31, 2015, compared to net cash provided by operating activities of $47.4 million for the prior year. Under the Company’s share repurchase program, the Company repurchased 1.8 million shares during 2015 at an aggregate cost of $50 million, which completed the two-year program approved by the board in 2014. On March 8, 2016, the board approved a new share repurchase program, authorizing the Company to repurchase up to $60 million of stock over the next two years.

Cash and cash equivalents decreased $37.7 million to $57.9 million as of December 31, 2015, compared to $95.6 million for the prior year. Debt outstanding as of December 31, 2015 was $300 million, compared to $340 million as of December 31, 2014.

For the year ended December 31, 2015, the Company generated Free Cash Flow of $78.3 million compared to $51.6 million for the prior year. Free Cash Flow is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.

Business Outlook

For the full year 2016, the Company provided the following outlook:

•	Consolidated revenues flat to down 4% compared to $1.22 billion of revenues in 2015
•	Consolidated Adjusted EBITDA of approximately $125 million – $130 million, representing year over year growth of 3 – 8%, excluding breakage in 2015
•	Net income of approximately $8 million – $12 million
•	Capital expenditures of approximately $20 million
•	Amortization of intangible assets of approximately $61 million, in line with 2015
•	Stock-based compensation expense of approximately $18 million

In connection with the outlook provided above, please note that the seasonality of the Company’s business impacts its profitability and cash flows from operations on a quarterly basis. The Company anticipates positive Consolidated Adjusted EBITDA in every quarter of 2016 and positive free cash flow for the annual period. Due to a variety of factors, however, actual results may differ significantly from the outlook provided. Factors include, without limitation, the factors referenced in this release under “Cautionary Information Regarding Forward-Looking Statements.”

Conference Call

The Company will be hosting a conference call today, March 10, 2016, at 5:00 p.m. ET. Live audio of the call will be webcast and archived on the investor relations section of the Company's website at http://www.ftdcompanies.com. In addition, you may dial 877-407-4018 to listen to the live broadcast.

A telephonic playback and archived webcast will be available through March 24, 2016.  Participants can dial 877-870-5176 to hear the playback. The passcode is 13630604.

About FTD Companies, Inc.

FTD Companies, Inc. is a premier floral and gifting company. Through our diversified family of brands, we provide floral, specialty foods, gifts and related products to consumers primarily in the United States, Canada, the United Kingdom and the Republic of Ireland. We also provide floral products and services to retail florists and other retail locations throughout these same geographies. FTD has been delivering flowers since 1910 and the highly-recognized FTD® and Interflora® brands are supported by the iconic Mercury Man logo®, which is displayed in nearly 40,000 floral shops in approximately 150 countries. In addition to FTD and Interflora, our diversified portfolio of brands includes the following trademarks: ProFlowers®, ProPlants®, Shari's Berries®, Personal Creations®, RedEnvelope®, Cherry Moon Farms®, Flying Flowers®, Flowers Direct™, Sesame®, Ink Cards™, Postagram™ and Gifts.com™. FTD Companies, Inc. is headquartered in Downers Grove, Ill. For more information, please visit www.ftdcompanies.com.

Cautionary Information Regarding Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about the Company’s strategies and future financial performance; statements regarding expected synergies and benefits of the Company’s acquisition of Provide Commerce; expectations about future business plans, prospective performance and opportunities, including potential acquisitions; revenues; segment metrics; operating expenses; market trends, including those in the markets in which the Company competes; liquidity; cash flows and uses of cash; dividends; capital expenditures; depreciation and amortization; tax payments; foreign currency exchange rates; hedging arrangements; the Company’s ability to repay indebtedness and invest in initiatives; the Company’s products and services; pricing;

marketing plans; competition; settlement of legal matters; and the impact of accounting changes and other pronouncements. Potential factors that could affect these forward-looking statements include, among others, the factors disclosed in the Company’s most recent Annual Report on Form 10-K and the Company’s other filings with the Securities and Exchange Commission (www.sec.gov), including, without limitation, information under the captions “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. Except as required by law, we undertake no obligation to publicly release the results of any revision or update to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In addition, the Company may not provide guidance of the type provided under “Business Outlook” in the future.

Definitions

(1) Segment operating income. The Company's chief operating decision maker uses segment operating income to evaluate the performance of the business segments and to make decisions about allocating resources among segments. Segment operating income is operating income excluding depreciation, amortization, litigation and dispute settlement charges and gains, transaction-related costs, restructuring and other exit costs, and impairment of goodwill and intangible assets. Stock-based compensation and general corporate expenses are not allocated to the segments. Segment operating income is prior to intersegment eliminations and excludes other income (expense). Please refer to the tables in this press release for a reconciliation of segment operating income to net income.

(2) Consumer orders. The Company monitors the number of consumer orders for floral, gift, and related products during a given period. Consumer orders are individual units delivered during the period that originated in the U.S. and Canada, primarily from the www.ftd.com, www.proflowers.com, www.berries.com, and www.personalcreations.com websites, associated mobile sites and applications, the 1-800-SEND-FTD telephone number and various other telephone numbers; and in the U.K. and the Republic of Ireland, primarily from the www.interflora.co.uk, www.flyingflowers.co.uk and www.interflora.ie websites, associated mobile sites and applications, and various telephone numbers. The number of consumer orders is not adjusted for non-delivered orders that are refunded on or after the scheduled delivery date. Orders originating with a florist or other retail location for delivery to consumers are not included as part of this number.

(3) Average order value. The Company monitors the average value for consumer orders delivered in a given period, which is referred to as the average order value. Average order value represents the average amount received for consumer orders delivered during a period. The average order value of consumer orders within the Consumer, International, and Provide Commerce segments is tracked in their local currency, the U.S. Dollar for both the Consumer and Provide Commerce segments, and the British Pound ("GBP") for the International segment. The local currency amounts received for the International segment are then translated into U.S. dollars at the average currency exchange rate for the period. Average order value includes merchandise revenues and shipping or service fees paid by the consumer, less discounts and refunds (net of refund-related fees charged to floral network members).

(4) Average revenues per member. The Company monitors average revenues per member for floral network members in the Florist segment. Average revenues per member represents the average revenues earned from a member of the Company's floral network during a period. Revenues include services revenues and products revenues, but exclude revenues from sales to non-members. Floral network members include retail florists and other non-florist retail locations that offer floral and gifting solutions. Average revenues per member is calculated by dividing Florist segment revenues for the period, excluding sales to non-members, by the average number of floral network members for the period.

Non-GAAP Measures

(5) Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). The Company defines Adjusted EBITDA as net income before net interest expense, provision (benefit) for income taxes, depreciation, amortization, stock-based compensation, transaction-related costs, litigation and dispute settlement charges and gains, restructuring and other exit costs, and impairment of goodwill and intangible assets.

Litigation and dispute settlement charges and gains include estimated losses for which the Company has established a reserve, as well as actual settlements, judgments, fines, penalties, assessments or other resolutions against, or in favor of, the Company related to litigation, arbitration, investigations, disputes, or similar matters. Insurance recoveries received by the Company related to such matters are also included in these adjustments.

Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (i) compensation expenses and (ii) expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees.

The Company's definition of Adjusted EBITDA may be modified from time to time. Management believes that because Adjusted EBITDA excludes (i) certain non-cash expenses (such as depreciation, amortization, and stock-based compensation) and (ii) expenses that are not reflective of the Company's core operations, this measure provides investors with additional useful information to measure the Company's financial performance, particularly with respect to changes in performance from period to period. Management uses Adjusted EBITDA to measure the Company's performance. The Adjusted EBITDA metric also is used as a performance measure under the Company's senior secured credit facility and includes adjustments such as the items defined above and other further adjustments, which are defined in the senior secured credit facility. The Company also uses this measure as a basis in determining certain incentive compensation targets for certain members of the Company's management.

Adjusted EBITDA is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of Adjusted EBITDA is that it does not reflect the periodic costs of certain tangible and intangible assets used in generating revenues in the Company's business. Management evaluates the costs of such tangible and intangible assets through other financial activities such as evaluations of capital expenditures and purchase accounting. An additional limitation associated with this measure is that it does not include stock-based compensation expenses related to the Company's workforce. A further limitation associated with the use of this measure is that it does not reflect expenses or gains that are not considered reflective of the Company's core operations. Management compensates for this limitation by providing supplemental information about such charges, gains and costs within its financial press releases and SEC filings, when applicable.

An additional limitation associated with the use of this measure is that the term "Adjusted EBITDA" does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the Company's performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, net income, directly ahead of Adjusted EBITDA within this and other financial press releases and by providing a reconciliation that shows and describes the adjustments made. A reconciliation to net income is provided in the accompanying tables. In addition, many of the adjustments to the Company's GAAP financial measures reflect the exclusion of items that are recurring in nature and will be reflected in the Company's financial results for the foreseeable future.

(6) Free Cash Flow. The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, plus cash paid for transaction-related costs, cash paid for litigation and dispute settlement charges and gains, and cash paid for restructuring and other exit costs. Beginning with the quarter ended March 31, 2015, when presenting the Free Cash Flow metric, the Company is no longer further adjusting to exclude the change in intercompany payable to United Online, Inc. and the change in current income taxes payable. The Company believes that these further adjustments no longer provide investors with meaningful information as such adjustments related to the Company's former status as a wholly-owned subsidiary of United Online, Inc.

(7) Adjusted Net Income. The Company defines Adjusted Net Income as net income excluding the after tax impact of stock-based compensation, amortization, transaction-related costs, litigation and dispute settlement charges and gains, restructuring and other exit costs, loss on extinguishment of debt, and impairment of goodwill and intangible assets.

Contacts

Investor Relations:
Jandy Tomy
630-724-6984
ir@ftdi.com

Media Inquiries:

Amy Toosley

858-638-4648

pr@ftdi.com

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Consumer segment	$76,319	$80,180	$321,614	$318,563
Provide Commerce segment	143,077	—	583,326	—
Florist segment	39,860	38,491	165,782	162,552
International segment	43,435	43,578	168,135	177,789
Intersegment eliminations	(5,039)	(4,783)	(19,104)	(18,391)
Total revenues	297,652	157,466	1,219,753	640,513

Operating expenses:
Cost of revenues	184,874	99,217	767,593	404,609
Sales and marketing	63,328	28,772	248,627	111,368
General and administrative	29,489	22,269	122,239	74,943
Amortization of intangible assets	15,427	151	61,481	11,769
Restructuring and other exit costs	158	—	6,065	220
Impairment of goodwill and intangible assets	85,000	—	85,000	—
Total operating expenses	378,276	150,409	1,291,005	602,909

Operating income/(loss)	(80,624)	7,057	(71,252)	37,604
Interest expense, net	(2,248)	(1,580)	(9,243)	(5,474)
Other income, net	129	(68)	686	330

Income/(loss) before income taxes	(82,743)	5,409	(79,809)	32,460
Provision/(benefit) for income taxes	(543)	1,522	(983)	9,630

Net income/(loss)	$(82,200)	$3,887	$(78,826)	$22,830

Earnings/(loss) per common share:
Basic earnings/(loss) per share	$(2.90)	$0.20	$(2.74)	$1.18
Diluted earnings/(loss) per share	$(2.90)	$0.19	$(2.74)	$1.17

Average Shares Outstanding:
Basic	28,321	19,084	28,722	18,962
Diluted	28,321	19,134	28,722	19,013

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2015	2014
ASSETS

Cash and cash equivalents	$57,892	$95,595
Accounts receivable, net	28,177	32,753
Inventories	25,611	28,342
Property and equipment, net	64,753	63,607
Intangible assets, net	340,559	435,653
Goodwill	561,656	632,212
Other assets	48,134	47,218
Total assets	$1,126,782	$1,335,380
LIABILITIES AND EQUITY

Accounts payable and accrued liabilities	$157,728	$161,584
Debt	300,000	340,000
Deferred tax liabilities, net	112,769	132,601
Other liabilities	15,059	35,982
Total liabilities	585,556	670,167
Total equity	541,226	665,213
Total liabilities and equity	$1,126,782	$1,335,380

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Cash flows from operating activities:
Net income/(loss)	$(82,200)	$3,887	$(78,826)	$22,830
Adjustments to reconcile net income to net cash provided by/(used for) operating activities:
Depreciation and amortization	21,986	2,462	85,251	21,759
Impairment of goodwill and intangible assets	85,000	—	85,000	—
Stock-based compensation	4,708	1,842	12,912	7,351
Provision for doubtful accounts receivable	375	379	1,690	1,721
Accretion of discounts and amortization of deferred financing and debt issue costs	340	340	1,360	938
Impairment of fixed assets	—	—	1,282	—
Deferred taxes, net	(8,876)	(2,425)	(17,984)	(9,637)
Excess tax benefits from equity awards	42	(81)	(269)	(468)
Other, net	1	60	45	185
Changes in operating assets and liabilities, net of Acquisition related purchase accounting adjustments:
Accounts receivable, net	1,245	(461)	3,837	(2,212)
Inventories	3,623	(2,047)	701	(140)
Other assets	(5,310)	800	3,518	2,247
Accounts payable and accrued liabilities	60,325	18,855	374	1,293
Income taxes receivable or payable	7,571	(627)	(3,891)	413
Other liabilities	(3,801)	(704)	(12,675)	1,104
Net cash provided by operating activities	85,029	22,280	82,325	47,384
Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(7,495)	(2,122)	(18,255)	(7,486)
Cash paid for acquisitions, net of cash acquired	—	(106,616)	(9,935)	(106,616)
Net cash used for investing activities	(7,495)	(108,738)	(28,190)	(114,102)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	10,000	120,000	10,000	320,000
Payments on long-term debt	(15,000)	—	(50,000)	(200,000)
Payments for debt issue costs	—	(142)	—	(3,948)
Exercise of stock options and purchases from employee stock plans	1,159	442	1,644	754
Repurchases of common stock	(30,584)	(613)	(52,605)	(2,373)
Excess tax benefits from equity awards	(42)	81	269	468
Net cash provided by/(used for) financing activities	(34,467)	119,768	(90,692)	114,901
Effect of foreign currency exchange rate changes on cash and cash equivalents	(274)	(498)	(1,146)	(750)

Change in cash and cash equivalents	42,793	32,812	(37,703)	47,433

Cash and cash equivalents, beginning of period	15,099	62,783	95,595	48,162

Cash and cash equivalents, end of period	$57,892	$95,595	$57,892	$95,595

Supplemental Cash Flow Information:

Cash paid for interest	$1,860	$1,267	$7,948	$5,574
Cash paid for income taxes, net	581	4,519	21,277	18,800
Cash paid for restructuring and other exit costs	969	-	5,361	370
Cash paid for litigation and dispute settlement charges	(1,328)	-	1,494	35
Cash paid for transaction-related costs	508	9,331	7,360	11,330

FTD COMPANIES, INC.

UNAUDITED SEGMENT INFORMATION

(in thousands, except average order value, average revenues per member, and average currency exchange rates)

	Quarter Ended			Year Ended
	December 31,			December 31,
	2015	2014		2015		2014

Consumer:
Segment revenues	$76,319	$80,180		$321,614	(a)	$318,563
Segment operating income (1)	$8,980	$7,743		$36,975	(a)	$31,481
Consumer orders (2)	1,012	1,085		4,229		4,335
Average order value (3)	$70.91	$69.55		$70.88		$69.30

Provide Commerce:
Segment revenues	$143,077	$147,515	(b)	$583,326		$628,507	(b)
Segment operating income (1)	$12,495	$5,160	(b)	$41,802		$19,647	(b)
Consumer orders (2)	3,748	3,789	(b)	12,549		13,560	(b)
Average order value (3)	$37.60	$37.95	(b)	$46.02		$45.72	(b)

Florist:
Segment revenues	$39,860	$38,491		$165,782		$162,552
Segment operating income (1)	$10,835	$11,171		$47,162		$47,077
Average revenues per member (4)	$3,348	$3,055		$13,493		$12,504

International:
Segment revenues (in USD)	$43,435	$43,578		$168,135		$177,789
Segment revenues (in GBP)	£28,689	£27,586		£110,243		£108,053
Segment operating income (in USD) (1)	$4,400	$4,487		$19,660		$19,817
Consumer orders (2)	722	713		2,694		2,718
Average order value (in USD) (3)	$50.04	$50.95		$51.39		$54.48
Average order value (in GBP) (3)	£33.06	£32.27		£33.71		£33.12
Average currency exchange rate: GBP to USD	1.51	1.58		1.53		1.64

(a)

During the third quarter of 2015, revenues and operating income included $4.1 million of gift card and voucher breakage due to the determination that there is no longer a requirement to remit to relevant jurisdictions certain unredeemed values under applicable unclaimed property laws.

(b)

The results of operations for Provide Commerce for the quarter and year ended December 31, 2014 set forth above were derived from the unaudited pre-acquisition results of operations of Provide Commerce. These pre-acquisition results of operations of Provide Commerce have been included herein for informational purposes only and do not purport to be indicative of the results of future operations of the Provide Commerce segment or the results that would have actually been attained had the Acquisition been completed on or before January 1, 2014.

FTD COMPANIES, INC.

UNAUDITED RECONCILIATIONS

(in thousands)

The following tables contain reconciliations of Adjusted EBITDA, Free Cash Flow, and Adjusted Net Income to financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”).

RECONCILIATION OF SEGMENT OPERATING INCOME TO NET INCOME

AND NET INCOME TO ADJUSTED EBITDA

	Quarter Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Segment Operating Income/(loss) (1) :
Consumer	$8,980	$7,743	$36,975	$31,481
Provide Commerce	12,495	-	41,802	-
Florist	10,835	11,171	47,162	47,077
International	4,400	4,487	19,660	19,817
Unallocated expenses	(10,348)	(13,882)	(46,600)	(39,012)
Impairment of goodwill and intangible assets	(85,000)	-	(85,000)	-
Depreciation and amortization	(21,986)	(2,462)	(85,251)	(21,759)
Operating income/(loss)	(80,624)	7,057	(71,252)	37,604

Interest expense, net	(2,248)	(1,580)	(9,243)	(5,474)
Other income/(expense), net	129	(68)	686	330
Benefit/(provision) for income taxes	543	(1,522)	983	(9,630)
Net income/(loss) (GAAP basis)	$(82,200)	$3,887	$(78,826)	$22,830

Net income/(loss) (GAAP basis)	$(82,200)	$3,887	$(78,826)	$22,830
Interest expense, net	2,248	1,580	9,243	5,474
Provision/(benefit) for income taxes	(543)	1,522	(983)	9,630
Depreciation and amortization	21,986	2,462	85,251	21,759
Stock-based compensation	4,708	1,842	12,912	7,351
Transaction-related costs	340	7,273	6,678	12,410
Litigation and dispute settlement charges and gains	-	458	(446)	2,642
Impairment of goodwill and intangible assets	85,000	-	85,000	-
Restructuring and other exit costs	158	-	6,065	220
Adjusted EBITDA (5)	$31,697	$19,024	$124,894	$82,316

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Quarter Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net cash provided by operating activities (GAAP basis)	$85,029	$22,280	$82,325	$47,384
Capital expenditures	(7,495)	(2,122)	(18,255)	(7,486)
Cash paid for transaction-related costs	508	9,331	7,360	11,330
Cash paid for litigation and dispute settlement charges and gains	(1,328)	-	1,494	35
Cash paid for restructuring and other exit costs	969	-	5,361	370
Free Cash Flow (6)	$77,683	$29,489	$78,285	$51,633

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

	Quarter Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net income/(loss), as reported (GAAP basis)	$(82,200)	$3,887	$(78,826)	$22,830
Stock-based compensation	4,708	1,842	12,912	7,351
Amortization of intangible assets	15,427	151	61,481	11,769
Transaction-related costs	340	7,273	6,678	12,410
Litigation and dispute settlement charges and gains	-	458	(446)	2,642
Impairment of goodwill and intangible assets	85,000	-	85,000	-
Restructuring and other exit costs	158	-	6,065	220
Loss on extinguishment of debt	-	-	-	101
Income tax effect of adjustments to net income	(7,873)	(3,245)	(32,587)	(10,538)
Adjusted Net Income (7)	$15,560	$10,366	$60,277	$46,785